UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 9, 2013

Signature Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-08007	95-2815260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15303 Ventura Boulevard, Suite 1600, Sherman Oaks, CA		91403
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (805) 435-1255

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 9, 2013, Signature Group Holdings, Inc. (the “Company”) entered into a Mortgage Loan Purchase and Sale Agreement (the “Agreement”) with Five Mile Capital Residential Mortgage Fund I LP (“Buyer”) and completed the sale to Buyer, pursuant to the Agreement, of the Company’s performing (i.e., less than 90 days past due) residential real estate loan portfolio (the “Performing Loans”) for a purchase price of approximately $18.9 million in cash. As of March 31, 2013, the carrying value of the Performing Loans, including accrued interest and loan servicing advances, was $15.1 million, resulting in a $3.8 million gain to be recognized in the second quarter.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as an exhibit and is incorporated herein by reference.

Item 8.01	Other Events.

On May 10, 2013, the Company issued a press release announcing the sale of the Performing Loans and the status of the proposed sale of its nonperforming residential loan portfolio and certain real estate owned. A copy of that press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information

As described above, on May 9, 2013, the Company completed the sale of its Performing Loans with an aggregate net carrying value of $15.1 million, including accrued interest and loan servicing advances, for cash proceeds of $18.9 million, resulting in a $3.8 million gain on sale to be recognized in the second quarter. The remaining residential real estate loans have been reclassified as held for sale in the second quarter, from held for investment at March 31, 2013. The Performing Loans were held through our Signature Special Situations operating segment.

Had the Performing Loans been sold as of December 31, 2011, operating revenues of Signature Special Situations for the year ended December 31, 2012 would have been reduced by $4.0 million related to interest income ($2.2 million) and change in market valuation allowance ($1.8 million) recognized on the loans sold. Operating costs for loan servicing-related expenses would have been reduced by $39 thousand in the year ended December 31, 2012. Net loss and loss from continuing operations would have increased by $4.0 million, or $0.04 per share, for the year ended December 31, 2012.

Had the Performing Loans been sold as of December 31, 2012, cash and cash equivalents would have increased by $18.9 million, from the net cash proceeds; loans receivable, net due within one year and loans receivable, net would have decreased by $0.5 million and $14.4 million, respectively, for the carrying value of the loans sold; other current assets would have decreased $0.2 million, for accrued interest and loan servicing advances on the loans sold; and equity would have increased by $3.8 million, for the gain on sale, to $62.0 million.

The pro forma adjustments described above are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations for future periods or the results that would have been achieved if the sale of the Performing Loans had been consummated on the dates indicated. The unaudited pro forma financial information does not reflect any adjustments for nonrecurring items. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The unaudited pro forma financial information should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its subsequent filings with the Securities and Exchange Commission.

(d)	Exhibits

Exhibit No.	Description

2.1	Mortgage Loan Purchase and Sale Agreement, dated May 9, 2013, by and between Signature Group Holdings, Inc. and Five Mile Capital Residential Mortgage Fund I LP

99.1	Press release dated May 10, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 10, 2013	SIGNATURE GROUP HOLDINGS, INC.

/S/ G. CHRISTOPHER COLVILLE
G. Christopher Colville,
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Mortgage Loan Purchase and Sale Agreement, dated May 9, 2013, by and between Signature Group Holdings, Inc. and Five Mile Capital Residential Mortgage Fund I LP

99.1	Press release dated May 10, 2013